Exhibit 99.1


                   Sapient Audit Committee Reports Findings of
                     Stock-Based Compensation Investigation


     CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 20, 2006--Sapient Corporation (Nasdaq: SAPE) today announced that the audit committee of its board of directors has reported the findings of its investigation into the company's historical stock-based compensation practices.

     As announced on August 8, 2006, the company initiated this voluntary, independent investigation after a management review discovered irregularities in certain past stock option grants for the period from 1996 through 2001. As a result, the audit committee decided to proactively undertake an investigation of the company's stock-based compensation practices, focused on the period from 1996 to the present.

     During its four-month investigation, the audit committee, working with outside counsel and forensic accountants, reviewed, or subjected to statistical analysis, all of the more than 67 million shares, which were granted to all levels of employees as stock-based compensation, on hundreds of different dates, since the company's public offering in 1996. The investigation involved the review and analysis of more than 450,000 e-mails and other documents and interviews of 20 current and former officers, directors and employees of Sapient.

     The audit committee's report included the following key findings:

     -- The investigation found no misconduct by any member of Sapient's current management team.

     -- The investigation discovered a lack of controls and documentation around Sapient's stock-based compensation granting process, as well as irregularities relating to the pricing of certain stock option grants awarded principally during the period from 1996 through 2001. Some of the irregularities included grants that had an exercise price chosen to reflect a date earlier than the accounting measurement date. These past stock option grants should have been accounted for by recording non-cash charges for compensation expense.

     -- The investigation found that the company's former CEO, former CFO and former General Counsel participated, to varying degrees, in issuing these grants. The former CEO, who received no stock options in the 15 years since his co-founding Sapient, resigned from the company last month. The former CFO also resigned then. The former general counsel left the company in January 2002. J. Stuart Moore, a member of the Board of Directors who co-founded Sapient and was co-CEO until June 2006, never received stock options and did not participate in issuing these grants.

     -- Some members of current management received options that, in some cases, had prices corresponding to a date earlier than the measurement date for accounting purposes. None of the members of current management were in a position at the time to approve their own option grants.

     -- On one occasion in 1999, outside members of the board, including two current directors, received 4,000 options each that had prices corresponding to a date earlier than the measurement date for accounting purposes. Although the directors executed a written consent approving this grant, none of the members of the board directed the pricing of options they received or the pricing of any other options.

     The company's independent registered public accounting firm is in the process of reviewing the findings of the audit committee's report. In addition, as announced on August 8, 2006, management has concluded, and the audit committee agrees, that the company will need to restate certain of its historical financial statements to record non-cash charges for compensation expense relating to past stock option grants. However, the company has not yet completed its assessment of materiality for each prior period, nor has it determined the amount of any such charges, the resulting tax and accounting impact or which periods may require restatement. The company plans to complete this process as soon as practicable, but does not yet know when the restatement will be completed. The restatement is not expected to affect either the company's reported revenues or cash position.

     The company is keeping the SEC informed of the status and findings of the investigation.

     NASDAQ Notice

     On August 8, 2006, the company announced a delay in filing its Form 10-Q for its fiscal quarter ended June 30, 2006 (the "second quarter Form 10-Q"), because of its ongoing investigation of its stock-based compensation practices.

     As announced on August 18, 2006, this delay resulted in the company receiving a Staff Determination letter from the Listings Qualifications department of The Nasdaq Stock Market (the "Nasdaq listings department"), stating that the company was not in compliance with Nasdaq listing requirements and that its common stock would be suspended from trading, unless the company requested a hearing with the Nasdaq Listing Qualifications panel (the "panel"). Sapient requested and, on September 26, 2006, attended this hearing, at which it asked the panel to grant the company additional time to comply with Nasdaq listing requirements and presented a plan for compliance. The decision on this request is under review.

     The company has similarly delayed the filing of its Form 10-Q for its fiscal quarter ended September 30, 2006 (the "third quarter Form 10-Q"), because it is assessing the restatement impact of the investigation. As anticipated, because of its delay in filing the third quarter Form 10-Q, the company has received a second Staff Determination letter from the Nasdaq listings department. This November 14, 2006 letter indicated that the third quarter 10-Q filing delay, in violation of Nasdaq Marketplace Rule 4310(c)(14), will serve as another deficiency for the panel to consider in making a decision on the company's hearing request.

     About Sapient

     Sapient helps clients innovate their businesses in the areas of marketing, business operations, and technology. Leveraging a unique approach, breakthrough thinking, and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference.

     Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe, and India. More information about Sapient can be found at www.sapient.com.

     Forward-Looking Statements

     This press release contains forward-looking statements that involve a number of risks and uncertainties, including, without limitation, statements concerning the company's expected restatement of historical financial statements, the assessment of materiality for each prior period, the anticipated amount of non-cash charges for compensation expense relating to past stock option grants and the resulting tax and accounting impact on the prior periods that require restatement. There are a number of factors that could cause actual events to differ materially from those indicated. Such factors include, without limitation, the continued acceptance of the Company's services, the Company's ability to accurately set fees for and timely complete its current and future client projects, its ability to successfully manage risks associated with its international operations, its ability to manage its growth, and projects effectively, and its ability to continue to attract and retain high quality employees, as well as other factors set forth in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC.


     CONTACT: Sapient
              Investor Relations:
              Noelle Faris, 617-374-3682
              nfaris@sapient.com
              or
              Media:
              Patti Birbiglia, 617-621-0200
              pbirbi@sapient.com